 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2017

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2017 Cash Bonus Plan

On March 6, 2017, the Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors of Amyris, Inc. (the “Company”) approved a 2017 cash bonus plan that included the cash bonus plan for its executive officers (the “Bonus Plan”).  The Bonus Plan provides the following structure for executives, including the Company’s current “named executive officers” from the Company’s 2016 proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2016 (the “Proxy Statement”):

•	General Structure. The Bonus Plan provides for funding and payout of cash bonus awards based on quarterly and annual performance during 2017. The total potential funding of the Bonus Plan for each of these bonus periods is based on the Company’s performance under certain metrics set by the Committee for each quarter and for the year. Payouts under the Bonus Plan would occur following a review of the Company’s results and performance each quarter and for the year and the executive officers’ individual performance results at the end of the year.

•	Funding Target Levels and Performance Metrics. The total funding possible under the bonus plan is based on a cash value (the “Target Bonus Fund”) determined by the executive officers’ target bonus levels. Target bonuses for the Company’s executive officers vary by officer, but are generally set between 30% and 35% of annual base salary, other than for the Company’s Chief Executive Officer, whose target bonus is set at approximately 80% of his annual base salary. The aggregate amount of these target bonuses are the basis for the total funding of the Bonus Plan. The quarterly and annual funding of the Bonus Plan is based on achievement of the following Company performance metrics for each quarter during 2017 (as determined by the Committee and, in the case of quarterly funding, as applicable for the quarter based on the Company’s operating plan): GAAP revenues (weighted 40%), technical milestone dollars received (weighted 30%), production costs (weighted 15%) and cash operating expenditures (weighted 15%). For each quarterly period and for the annual period of the Bonus Plan, “threshold,” “target” and “superior” performance levels are set for each performance metric, which performance levels are intended to capture the relative difficulty of achievement of that metric.

•	Funding Calculation. For each of the four quarterly periods of the Bonus Plan, the Bonus Plan allocates 12.5% of the total Target Bonus Fund. For the annual period of the Bonus Plan, the Bonus Plan allocates 50% of the total Target Bonus Fund. Funding is based on the weighted average achievement of the performance metrics that achieve at least the “threshold” performance level for a given Bonus Plan period. If the Company does not achieve at least a 70% weighted average achievement level of the performance metrics described above for a given Bonus Plan period (“funding threshold”), no funding would occur under the Bonus Plan for such period. If the Company achieves at least the funding threshold level, 70% funding would occur. For a weighted average achievement between the funding threshold level and “target” level, a pro rata increase in funding would occur up to 100% of the Target Bonus Fund allocated to such period. For weighted average achievement above the target level, an increase in funding of 2.5% for every 1% above target performance would occur up to, for the quarterly funding, 125% of the Target Bonus Fund for such quarter, and for the annual funding, 150% of the annual Target Bonus Fund.

•	Payouts. Any payouts for the quarterly bonus periods would be the same as the funded level (provided the recipient meets eligibility requirements through the payout date), and would be subject to a cap of 100% of the allocated quarterly Target Bonus Fund. Any funding in excess of 100% of the allocated quarterly Target Bonus Fund would not be paid out, and instead would be allocable to the annual bonus fund. Excess quarterly funding not paid, but added to the annual bonus fund, is in addition to the annual bonus fund maximum of 150% of the annual Target Bonus Fund. Payouts for the annual bonus period would be made from the aggregate funded amount in the discretion of the Committee based on Company and individual performance, and could range from 0% to 200% of an individual’s funded amount for the annual bonus period (including any excess quarterly funding).

Offer Letter Amendment

As previously reported, on January 4, 2017, Kathleen Valiasek commenced employment with the Company as its Chief Financial Officer pursuant to an offer letter between the Company and Ms. Valiasek (the “Offer Letter”). The terms of the Offer Letter were previously reported in a Current Report on Form 8-K filed by the Company with the SEC on January 5, 2017, which is incorporated herein by reference.

On March 6, 2017, the Company and Ms. Valiasek entered into an amendment to the Offer Letter, which amendment provides that Ms. Valiasek will be eligible to participate in the Company’s Executive Severance Plan, as described under “Executive Compensation — Potential Payments upon Termination and upon Termination Following a Change in Control” in the Proxy Statement, beginning immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: March 10, 2017	By:	/s/ Kathleen Valiasek
Kathleen Valiasek
Chief Financial Officer